                                                                   EXHIBIT 10.17

     THIS TRANSACTION AND MONITORING FEE AGREEMENT is dated February 28, 2003
(this "AGREEMENT") and is between TRW Automotive Holdings Corp., a Delaware corporation (the "COMPANY"), and Blackstone Management Partners IV L.L.C., a
Delaware limited liability company ("BMP").

                                   BACKGROUND

     1. Northrop Grumman Corporation, a Delaware corporation ("NORTHROP
GRUMMAN"), and BCP Acquisition Company L.L.C., a Delaware limited liability company ("BCP LLC"), have entered into a Master Purchase Agreement, dated
November 18, 2002 (the "MASTER PURCHASE AGREEMENT"), as a result of which, among other things, the Company will acquire, subject to the terms and conditions set forth in the Master Purchase Agreement, substantially all of the assets and liabilities of the automotive business of Northrop Grumman Space & Mission
Systems Corp., an Ohio corporation (f/k/a TRW Inc.).

     2. BMP has expertise in the areas of finance, strategy, investment and acquisitions relating to the Company and its business and has facilitated the transactions referred to above and certain other related transactions
(collectively, the "TRANSACTIONS") through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. BMP has also provided advice and negotiation assistance with relevant parties in connection with the financing of certain of the Transactions as contemplated under the Master
Purchase Agreement (the "FINANCING").

     3. The Company believes that having Blackstone Capital Partners IV L.P.
(together with its affiliated funds, "BLACKSTONE") as a beneficial stockholder of the Company as a result of the Transactions will be of substantial benefit to the Company and that BMP's provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions and advice and negotiation assistance with relevant parties in connection with the Financing has been of substantial benefit to the Company and warrants payment of the fees described in this
Agreement. The Company also desires to avail itself, for the term of this
Agreement, of the expertise of BMP in these areas, and BMP wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

     4. The rendering by BMP of the services described in this Agreement and the investment by Blackstone, as described above, is being made on the basis that the Company will pay the fees described below.

                                    AGREEMENT

     The parties agree as follows:

     SECTION 1. TRANSACTION AND ADVISORY FEE. In consideration of BMP undertaking the financial and structural analysis, due diligence investigations, other advice and negotiation assistance necessary in order to enable the
Transactions to be consummated, the

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Company will pay to BMP, at the Effective Time (as defined herein), a transaction and advisory fee of an amount equal to $49,000,000.

     SECTION 2. APPOINTMENT. The Company appoints BMP to render the monitoring, advisory and consulting services described in Section 3 (the "SERVICES") for the term of this Agreement.

     SECTION 3. SERVICES. BMP agrees that during the term of this Agreement, it will render to the Company, by and through itself, its affiliates and their respective officers, employees and representatives as BMP in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (a) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company's and its subsidiaries' lenders and bankers, (b) advice regarding the strategy of the Company, (c) advice regarding dispositions or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder will not include investment banking or other financial advisory services rendered by BMP or any of its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries. BMP may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and BMP or its relevant affiliates, on the other hand.

     SECTION 4. MONITORING FEE.

     (a) In consideration of the Services being provided by BMP, the Company will pay to BMP an aggregate annual monitoring fee (the "MONITORING FEE") of
$5,000,000 in cash. The Monitoring Fee will be payable quarterly in advance on the first day of each quarter, by wire transfer in same-day funds to the bank account designated by BMP, commencing at the Effective Time (as defined herein)
through the Termination Date (as defined below). Any Monitoring Fee for the first calendar year of this Agreement will be prorated for the period of such year commencing at the Effective Time. Any Monitoring Fee for the last calendar year of this Agreement will be prorated for the period of such year ending on the Termination Date. For purposes of this Agreement, "TERMINATION DATE" means the earliest of (i) the date on which Blackstone owns less than 5% of the number of shares of Common Stock then outstanding, (ii) when BMP is no longer entitled to any payment of the Monitoring Fee in accordance with Section 4(c) and (iii)
such earlier date as the Company and BMP may mutually agree upon.

     (b) To the extent the Company cannot pay the Monitoring Fee for any reason, including by reason of any debt financing of the Company or its subsidiaries, the payment by the Company to BMP of the accrued and payable Monitoring Fee will be deferred until the earlier of (i) the date of payment of such deferred
Monitoring Fee that is not otherwise prohibited under any contract applicable to the Company and that is otherwise able to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Any installment of the
Monitoring Fee not paid on the scheduled due date will bear interest at an annual rate of ten percent (10%), compounded quarterly, from the date due until paid.

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(c) Notwithstanding anything to the contrary contained in subparagraph (a)
above, BMP may elect at any time in connection with or in anticipation of a change of control or an initial public offering (or at any time thereafter)
(which election can be made in its sole discretion by the delivery of written notice to the Company) to receive, in lieu of annual payments of the Monitoring
Fee, a single lump sum cash payment equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice) of all then current and future Monitoring Fees payable under this Agreement, assuming the Termination
Date to be the tenth anniversary of the date hereof (the "LUMP SUM FEE"). The
Lump Sum Fee will be payable to BMP by wire transfer in same-day funds to the bank account designated by BMP.

SECTION 5. REIMBURSEMENTS. In addition to the fees payable pursuant to this
Agreement, the Company will pay directly or reimburse BMP, Blackstone and each of their respective affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term "OUT-OF-POCKET
EXPENSES" means the out-of-pocket costs and expenses incurred by BMP, Blackstone and their respective affiliates in connection with the Transactions and the
Services rendered under this Agreement, or in order to make SEC and other legally required filings relating to Blackstone's ownership of capital stock of the Company or its successor, or otherwise incurred by BMP, Blackstone and their respective affiliates from time to time in the future in connection with the ownership or subsequent sale or transfer by Blackstone of capital stock of the
Company or its successor, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by BMP,
Blackstone or any of its affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BMP, Blackstone or any of their respective affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with its or its affiliates' ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by BMP or its relevant affiliate (if such
Out-of-Pocket Expenses were incurred by BMP, Blackstone or their respective affiliates) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, to the account indicated to the
Company by the relevant payee.

SECTION 6. INDEMNIFICATION. The Company will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members
(both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages and liabilities, whether joint or several
(the "LIABILITIES"), related to, arising out of or in connection with the
Services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company.
The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the

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Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses will be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such
Indemnified Party.

     SECTION 7. ACCURACY OF INFORMATION. The Company will furnish or cause to be furnished to BMP such information as BMP believes reasonably appropriate to its monitoring, advisory and consulting services hereunder and to comply with SEC or other legal requirements relating to the beneficial ownership by Blackstone of the capital stock of the Company (all such information so furnished, the
"INFORMATION"). The Company recognizes and confirms that BMP (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this
Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

     SECTION 8. EFFECTIVE TIME. This Agreement will become effective (the
"EFFECTIVE TIME") as of the Closing Date (as defined in the Master Purchase
Agreement). At the Effective Time, the Company will make the payments to BMP pursuant to Sections 1 and 4 by wire transfer of same-day funds to the bank account designated by the payee in writing.

     SECTION 9. TERM. This Agreement will become effective as of the Effective
Time and will continue until the Termination Date, except that Section 5 will remain in effect thereafter with respect to Out-of-Pocket Expenses which were incurred prior to or within a reasonable period of time after the Termination
Date but have not been paid to BMP in accordance with Section 5. The provisions of Sections 4(b), 6, 7 and 9 will survive the termination of this Agreement.

     SECTION 10. PERMISSIBLE ACTIVITIES. Subject to applicable law, nothing herein will in any way preclude BMP or its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners
(both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

     SECTION 11. MISCELLANEOUS.

     (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any

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party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

     (b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

                           if to BMP:

                           c/o The Blackstone Group L.P.
                           345 Park Avenue
                           31st Floor
                           New York, New York  10154
                           Attention:  Neil P. Simpkins
                           Facsimile:  (212) 583-5703

                           with a copy (which will not constitute notice) to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  William R. Dougherty
                           Facsimile:  (212) 455-2502

                           if to the Company:

                           c/o TRW Automotive Acquisition Corp.
                           12025 Tech Center Drive
                           Livonia, Michigan 48150
                           Attention:  General Counsel
                           Telephone:  (734) 266-4590

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

     (c) This Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

     (e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted transferees and their respective successors, each of which permitted transferees will agree, in writing in form and substance satisfactory to BMP,

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to become a party hereto and be bound to the same extent as its transferor hereby. Subject to the next sentence, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that Blackstone and its affiliates and their respective partners (both general and limited), members
(both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 5 and 6 of this Agreement.

     (f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

     (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Monitoring Fee Agreement on the date first written above.

                  TRW AUTOMOTIVE HOLDINGS CORP.

                  By: /s/ Joshua H. Astrof
                      -------------------------------------
                      Name:  Joshua H. Astrof
                      Title: Treasurer and Secretary

                  BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

                  By: /s/ Neil P. Simpkins
                      -------------------------------------
                      Name:  Neil P. Simpkins
                      Title: Authorized Signatory